EXHIBIT 35.1
CERTIFICATE OF COMPLIANCE
The undersigned hereby certifies that he is the duly elected and acting Vice President and Treasurer of CenterPoint Energy Houston Electric, LLC as servicer (the “Servicer”) under the Transition Property Servicing Agreement dated as of February 12, 2008 (the “Servicing Agreement”) between the Servicer and CenterPoint Energy Transition Bond Company III, LLC (the “Issuer”) and further that:
1.	A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2008 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2.	To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2008, except as set forth on Annex A hereto.
Executed as of this 31st day of March, 2009.

CenterPoint Energy Houston Electric, LLC, as servicer

By: Name:	/s/ Marc Kilbride Marc Kilbride
Title:	Vice President and Treasurer

ANNEX A
to Certificate of Compliance
LIST OF SERVICER DEFAULTS
The following Servicer Defaults, or events which with the giving of notice, the lapse of time, or both, would become Servicer Defaults known to the undersigned occurred during the year ended December 31, 2008:

Nature of Default	Status
None.